 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 15, 2013 (May 15, 2013)

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the information disclosed in this Item 7.01, including Exhibit 99.1, shall be not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Press Release Regarding Offering of Senior Notes Due 2024

On May 15, 2013, SM Energy Company (the “Company”) issued a press release announcing that it had commenced its offering of an expected $400 million aggregate principal amount of senior notes due 2024 (the “Senior Notes”).  The notes offering is being made solely to qualified institutional buyers, as defined in Rule 144A under the Securities Act, and to certain non-U.S. persons, as defined in Regulation S under the Securities Act.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Disclosure of Certain Information

The Company is offering the Senior Notes pursuant to a preliminary confidential offering memorandum dated May 15, 2013 (the “Preliminary Offering Memorandum”).  The Preliminary Offering Memorandum contains the following information regarding the outstanding balance under the Company’s credit facility, which has not been previously disclosed.

As of May 13, 2013, the Company had approximately $478.5 million of indebtedness outstanding under its credit facility.

Item 8.01                                           Other Events.

On January 1, 2013, the Company adopted Accounting Standards Update (ASU) No. 2011-11, Disclosures about Offsetting Assets and Liabilities (ASU 2011-11), which enhances disclosures by requiring an entity to disclose information about netting arrangements, including rights of offset, to enable users of its financial statements to understand the effect of those arrangements on its financial position, and ASU No. 2013-01, Balance Sheet (Topic 210) — Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (ASU 2013-01), which clarifies the specific instruments that should be considered in these disclosures. These pronouncements were issued to facilitate comparison between financial statements prepared on the basis of accounting principles generally accepted in the United States and International Financial Reporting Standards. These disclosures are effective for annual and interim reporting periods beginning on or after January 1, 2013 and are to be applied retrospectively for all comparative periods presented.  The impact of retrospectively adopting these pronouncements did not impact the Company’s consolidated financial statements.

As of March 31, 2013 and as of December 31, 2012 and 2011, all derivative instruments held by the Company were subject to enforceable master netting arrangements held by various financial institutions. In general, the terms of the Company’s agreements provide for offsetting of amounts payable or receivable between it and the counterparty, at the election of both parties, for transactions that occur on the same date and in the same currency. The Company’s agreements also provide that in the event of an early termination the counterparties have the right to offset amounts owed or owing under that and any other agreement with the same counterparty. The Company’s accounting policy is to not offset these positions in its Consolidated Balance Sheets.

The following table presents unaudited disclosures required by ASU 2011-11 and ASU 2013-01 and provides a reconciliation between the gross assets and liabilities reflected on the balance sheets and the potential effects of master netting arrangements on the fair value of the Company’s derivative contracts at March 31, 2013, December 31, 2012, and December 31, 2011.

	Derivative Assets			Derivative Liabilities
Offsetting of Derivative	March 31,	December 31,	December 31,	March 31,	December 31,	December 31,
Assets and Liabilities	2013	2012	2011	2013	2012	2011
	(In thousands)			(In thousands)
Gross Amounts Presented in the Consolidated Balance Sheets	31,935	54,339	86,875	(35,505)	(15,644)	(55,681)
Amounts Not Offset in the Consolidated Balance Sheets	(26,548)	(13,400)	(39,028)	26,548	13,400	39,028
Net Amount	5,387	40,939	47,847	(8,957)	(2,244)	(16,653)

Item 9.01                                           Financial Statements and Exhibits.

(d)         Exhibits.                                                 The following exhibit is furnished as part of this report:

Exhibit 99.1                              Press release of the Company dated May 15, 2013, entitled “SM Energy Announces Private Offering of $400 million of Senior Notes Due 2024”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	May 15, 2013	By:	/s/ David W. Copeland
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary